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Exhibit 99.1

April 6, 2006

Mr. Hiro Kozato
Chief Executive Officer
Techwell, Inc.
408 East Plumeria Drive
San Jose, CA 95134

Subject:    WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC
VALUATION IN S-1 FILING OF TECHWELL, INC.

Dear Mr. Kozato:

We hereby consent to the inclusion in the registration statement on Form S-1 of Techwell, Inc. ("Techwell") relating to the proposed initial public offering (the "Registration Statement"), of references to our analysis regarding the Fair Value of the Common Stock of Techwell as of June 30, 2005 and as of September 30, 2005, provided to you in final form on January 23, 2006 and as of December 31, 2005, provided to you in final form on March 24, 2006, to references to our firm's name therein and the specific manner in which our report is referred to therein including the reference to our report under "Critical Accounting Policies—Stock-Based Compensation." In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ DUFF & PHELPS, LLC
Duff & Phelps, LLC
By:	Greg S. Franceschi Managing Director

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  Exhibit 99.1